UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Cazoo Group Ltd
(Name of Issuer)
Class A Ordinary Shares, par value $0.002 per share
(Title of Class of Securities)
G2007L204
(Cusip Number)
Hannah E. Dunn Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
June 15, 2023
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [   ].
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Section 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
(Continued on following pages)
Page 1 of 38 Pages
Exhibit Index Found on Page 32

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 150,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 150,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 150,600 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 2 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,800 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,800 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,800 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 195,800 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 3 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 44,900 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 44,900 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,900 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 44,900 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 4 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 19,100 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 19,100 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,100 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 19,100 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 5 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 32,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 32,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 32,600 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 6 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 477,700 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 477,700 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 477,700 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 477,700 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 7 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 20,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 20,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 20,600 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 8 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 58,700 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 58,700 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,700 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% [2]
14	TYPE OF REPORTING PERSON (See Instructions) PN

1 Represents 58,700 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 9 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 941,300 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 941,300 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 941,300 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4% [2]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Represents 941,300 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 10 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 32,600 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 32,600 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,600 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1% [2]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Represents 32,600 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 11 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 58,700 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 58,700 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,700 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% [2]
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Represents 58,700 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 12 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 13 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 14 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 15 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 16 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 17 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 18 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 19 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 20 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 21 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 22 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 23 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 24 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 25 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 26 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 27 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 28 of 38 Pages

13D
CUSIP No. G2007L204

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [   ]
                                                                                                                                 (b) [ X ]**
** The reporting persons making this filing hold Notes (as defined in the Preliminary Note) convertible into up to an aggregate of 1,000,000 Shares (as defined in Item 1), representing 2.6% of the class of securities outstanding.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,000,000 [1]
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,000,000 [1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 [1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% [2]
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Represents 1,000,000 Shares into which Notes are convertible within 60 days of the date hereof.  See Preliminary Note.

2 The percentages set forth herein are calculated based on 38,494,209 Shares outstanding as of March 20, 2023, as reported by the Company in its annual report on Form 20-F filed with the SEC on March 30, 2023.  See Item 5.

Page 29 of 38 Pages

This Amendment No. 3 to Schedule 13D (this “Amendment”) amends and supplements the Schedule 13D initially filed on March 24, 2023, as amended and supplemented by Amendment No. 1 thereto filed on April 27, 2023, as amended and supplemented by Amendment No. 2 thereto filed on May 16, 2023 (the “Prior Schedule 13D” and, as amended and supplemented by this Amendment, this “Schedule 13D”).  Capitalized terms used without definition in this Amendment have the meanings ascribed thereto in the Prior Schedule 13D.

Item 4. Purpose of Transaction

This Amendment hereby amends and supplements Item 4 of the Prior Schedule 13D by adding the following thereto:

“On June 15, 2023, the Farallon Funds and the other parties to the Cooperation Agreement entered into Amendment No. 1 to the Cooperation Agreement (the “Amendment”).  Pursuant to the Amendment, the term of the Cooperation Agreement has been extended from June 30, 2023 to September 30, 2023.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 8 to this Schedule 13D and is incorporated by reference herein.”

Item 7. Purpose of Transaction

This Amendment hereby amends and supplements Item 7 of the Prior Schedule 13D by adding the following thereto:

“There is filed herewith as Exhibit 8 Amendment No. 1 to the Cooperation Agreement.”

Page 30 of 38 Pages

SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated:  June 16, 2023
/s/ Hannah E. Dunn
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By Hannah E. Dunn, Manager

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly authorizing Dunn to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the SEC on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

Page 31 of 38 Pages

EXHIBIT INDEX

1.	Joint Acquisition Statement Pursuant to Section 240.13d-1(k), dated March 24, 2023*

2.	Purchase Agreement, dated as of February 9, 2022*

3.	Indenture, dated as of February 16, 2022*

4.	Registration Rights Agreement, dated as of February 16, 2022*

5.	Letter Agreement, dated November 9, 2022*

6.	Cooperation Agreement, dated March 17, 2023*

7.	Joinder to Cooperation Agreement, dated as of April 25, 2023**

8.	Amendment No. 1 to Cooperation Agreement, dated as of June 15, 2023

*Filed as an exhibit to the Schedule 13D filed on March 24, 2023

**Filed as an exhibit to the Schedule 13D filed on April 27, 2023

Page 32 of 38 Pages

EXHIBIT 8
to
SCHEDULE 13D

AMENDMENT NO. 1 TO THE COOPERATION AGREEMENT

June 15, 2023

THIS AMENDMENT NO. 1 (this “Amendment”) to the Cooperation Agreement, dated as of March 17, 2023 (the “Agreement”), is entered into by and among (i) Viking Global Equities Master Fund, Ltd. and Viking Global Equities II LP; (ii) Farallon Capital Europe LLP, for and on behalf of funds, accounts and/or entities managed or advised by it; (iii) Inherent ESG Opportunity Master, LP, Inherent Credit Opportunities Master, LP, and Inherent Private Opportunities 2021, LP; (iv) D1 Capital Partners Master LP; and (v) MIC Capital Management UK LLP, for and on behalf of funds, accounts and/or entities managed or advised by it, MIC Capital Management 38 RSC Ltd and 94th Investment Company LLC (each, a “Party” and, collectively, the “Parties”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.
WHEREAS, the Parties desire to extend the term of the Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:
(A)  Extension of the Term.  Each of the Parties hereby agrees to amend Section 3 of the Agreement by replacing the words “June 30, 2023” with the words “September 30, 2023.”
(B)  Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
(C)  Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction.
(D)  Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*   *   *   *   *

Page 33 of 38 Pages

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Amendment No. 1 to the Cooperation Agreement as of the date first above written.

VIKING GLOBAL EQUITIES MASTER LTD.,
By: Viking Global Performance LLC, its investment manager

By: /s/ Scott M. Hendler
Name: Scott M. Hendler
Title: Authorized Signatory

VIKING GLOBAL EQUITIES II LP,
By: Viking Global Performance LLC, its general partner

By: /s/ Scott M. Hendler
Name: Scott M. Hendler
Title: Authorized Signatory

Contact Information for all Parties above:

c/o Viking Global Investors LP
55 Railroad Avenue
Greenwich, CT 06830
Attention: General Counsel

with a mandatory copy to:

legalnotices@vikingglobal.com

Page 34 of 38 Pages

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Amendment No. 1 to the Cooperation Agreement as of the date first above written.

FARALLON CAPITAL EUROPE LLP, for and on behalf of funds, accounts and/or entities managed or advised by it

By: /s/ Gregory Lassman
 Name:  Gregory Lassman

Contact Information for all Parties above:

11th Floor Orion House
5 Upper St Martin’s Lane
London WC2H 9EA
United Kingdom

Page 35 of 38 Pages

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Amendment No. 1 to the Cooperation Agreement as of the date first above written.

INHERENT ESG OPPORTUNITY MASTER, LP
By: Inherent Group, LP, its investment manager
By: Inherent Group GP, LLC, its general partner

By: /s/ Michael Ellis
 Name:  Michael Ellis
 Title:  Managing Director

INHERENT CREDIT OPPORTUNITIES MASTER, LP
By: Inherent Group, LP, its investment manager
By: Inherent Group GP, LLC, its general partner

By: /s/ Michael Ellis
 Name:  Michael Ellis
 Title:  Managing Director

INHERENT PRIVATE OPPORTUNITIES 2021, LP
By: Inherent Group, LP, its investment manager
By: Inherent Group GP, LLC, its general partner

By: /s/ Michael Ellis
 Name:  Michael Ellis
 Title:  Managing Director

Contact Information for all Parties above:
530 Fifth Ave., #702
New York, NY 10036

Page 36 of 38 Pages

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Amendment No. 1 to the Cooperation Agreement as of the date first above written.

D1 CAPITAL PARTNERS MASTER LP
By: D1 Capital Partners GP Sub LLC, its general partner

By: /s/ Amanda Hector
 Name:  Amanda Hector
 Title:  General Counsel / CCO
Contact Information:
c/o D1 Capital Partners L.P.
9 W 57th St., 36th Floor
New York, NY 10019
Attention: General Counsel
with a mandatory copy to:
legalnotices@d1capital.com
Page 37 of 38 Pages

IN WITNESS WHEREOF, the parties hereto have entered into and executed this Amendment No. 1 to the Cooperation Agreement as of the date first above written.

MIC Capital Management UK LLP, for and on behalf of funds, accounts and/or entities managed or advised by it

By: /s/ Rodney Cannon
 Name:  Rodney Cannon
 Title:  Authorised Signatory

MIC Capital Management 38 RSC Ltd

By: /s/ Matthew Ryan
 Name:  Matthew Ryan
 Title:  Authorised Signatory

94th Investment Company LLC

By: /s/ Emma Al Jahouri
 Name:  Emma Al Jahouri
 Title:  Authorised Signatory

Page 38 of 38 Pages